Exhibit (a)1.3

RUSSELL INVESTMENT COMPANY

AMENDMENT TO FOURTH AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Liquidation of a Sub-Trust

AMENDMENT NO. 2 to the Fourth Amended and Restated Master Trust Agreement dated December 7, 2020 (referred to herein as the “Agreement”), done this 27th day of April 2021, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted a Plan of Liquidation providing for the liquidation of the Commodity Strategies Fund and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidation shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trust; and

WHEREAS, Section 4.2 of the Agreement provides that the Trustees may act for such purpose without shareholder approval.

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the Commodity Strategies Fund, pursuant to a Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following name in each place where such name appears: Commodity Strategies Fund.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Kristianne Blake	/s/ Julie Dien Ledoux
Kristianne Blake	Julie Dien Ledoux

/s/ Cheryl Burgermeister	/s/ Raymond P. Tennison
Cheryl Burgermeister	Raymond P. Tennison

/s/ Michelle L. Cahoon	/s/ Jack R. Thompson
Michelle L. Cahoon	Jack R. Thompson

/s/ Katherine W. Krysty
Katherine W. Krysty